Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS APPOINTS ANNE DE GREEF-SAFFT TO THE BOARD OF DIRECTORS

TEMPE, AZ, December 2, 2019 – Benchmark Electronics, Inc. (NYSE: BHE) today announced the appointment of Anne De Greef-Safft as an independent director to the Board of Directors of the Company effective December 2, 2019.

“We are pleased to welcome Anne to the Benchmark Board of Directors,” said David W. Scheible, Chairman of the Board.  “Anne’s experience, both as an operator and as a seasoned global manufacturing executive with a proven growth track record, will be hugely valuable to our Board and company in the years to come.”

“I believe the company will benefit from Anne’s involvement on the board as she brings very relevant product development and manufacturing experience to her new Director role at Benchmark,” stated Jeff Benck, CEO of Benchmark.  “Anne’s industry insight and hands-on approach match well with what the company needs from our board at this time.”

Ms. De Greef-Safft is currently a Strategic Consultant with Windjammer Capital Investors, a middle market private equity firm, where she serves as a Board member for one of Windjammer’s portfolio companies; she also provides strategic consulting advice to Windjammer as well as operational services to its portfolio companies.  From 2015 until her retirement in 2017, Ms. De Greef-Safft was Group President of Standex International’s Food Service Equipment business.  Prior to 2015, Ms. De Greef-Safft held four successive positions at Danaher Corporation as President of increasingly complex, global operating companies over a period of 12 years.  Before joining Danaher, she held various leadership positions in engineering, marketing, sales, and business development for global manufacturing companies.  Ms. De Greef-Safft earned her BSEE and MSEE degrees from the Catholic University of Louvain (KU Leuven) in Belgium and an M.B.A. from Babson College in Massachusetts.

Ms. De Greef-Safft has served as a member of the Board of Ag Growth International Inc. (“AGI”) (TSX: AFN), a global manufacturer of equipment & systems for agriculture bulk commodities handling & processing with international manufacturing operations, since December 2018.

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product life cycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com